Exhibit 99(a)(viii)

N E W S

December 13, 2004

Beth Copeland — Media (317) 269-1395 William J. Brunner — Shareholders & Analysts (317) 269-1614

FOR IMMEDIATE RELEASE

First Indiana Corporation Announces Preliminary Results of Self Tender Offer

     (INDIANAPOLIS) — First Indiana Corporation announced today the preliminary results of its tender offer which expired on December 13, 2004. Based on the preliminary count, 2,787,907 shares of common stock were tendered and not withdrawn, which includes 1,042 shares tendered through the guaranteed delivery procedure. The shares to be purchased include 1,600,000 shares that the company is obligated to purchase under the terms of the offer and an estimated additional 130,000 shares that the company intends to elect to purchase in accordance with the optional purchase provisions of the offer.

     According to preliminary reports, the number of shares that were tendered for purchase under the offer prior to expiration exceeded the number of shares that First Indiana intends to purchase. Therefore, the company will in most cases purchase approximately 62 percent of the shares tendered by each of its shareholders. Tenders made by certain odd lot holders will be purchased in their entirety, and tenders made by certain

First Indiana Announces Preliminary Results of Self Tender Offer
December 13, 2004

shareholders who conditioned their tenders will be purchased, or not purchased, in accordance with random lot acceptance procedures set forth in the offer.

     The preliminary number of shares to be purchased represents approximately 11 percent of First Indiana’s shares outstanding. All shares will be purchased at $23.50. Payment is expected to be made and certificates for shares not purchased returned commencing Monday, December 20, 2004.

     Information concerning the number of shares to be purchased is preliminary, is based on the shares tendered through notice of guaranteed delivery being validly tendered and is subject to verification by the depositary, and is therefore subject to change. The actual number of shares purchased and the proration factor will be announced promptly following completion of the verification process. Payment for the shares accepted for purchase, and return of all other shares tendered, will occur promptly after completion of the final proration computations.

     Any questions with regard to the tender offer may be directed to the information agent, Georgeson Shareholder Communications, at 1-800-457-0759.

     First Indiana may, in the future, purchase additional shares of its common stock pursuant to its previously announced stock repurchase program, although First Indiana and its affiliates are prohibited from purchasing shares until at least 10 business days after December 13, 2004.

     First Indiana Corporation (Nasdaq: FINB) is a full-service financial services

First Indiana Announces Preliminary Results of Self Tender Offer
December 13, 2004

company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana. First Indiana also originates consumer loans in 47 states through a national independent agent network. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

     This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. Forward-looking statements by their nature are subject to assumptions, risks, and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: changes in interest rates; failure of the Indiana and/or national economies to continue to improve, which could materially impact credit quality and the ability to generate acceptable loans; declines or disruptions in the stock or bond markets; unexpected discoveries that shares have been improperly tendered; unexpected failures by tendering shareholders to fulfill their obligations under notices of guaranteed delivery; and changes in accounting, tax, or regulatory practices or requirements. For additional information about the factors that affect First Indiana’s business, please see the company’s Form 10-K and other periodic filings with the Securities and Exchange Commission. First Indiana undertakes no duty to update forward-looking statements.